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                       EMPLOYMENT AGREEMENT
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     This Employment Agreement is made and entered into as of the 9th day of
December, 1997, by and between New England Power Company, hereinafter referred to as "the Company" and Andrew H. Aitken hereinafter referred to as "Employee".

     WHEREAS, the Company would like to have the option to retain the employment of Employee until the closing date of sale of the Company's generation assets to USGen Acquisition (USGen) under the Asset Purchase Agreement by and among New England Power Company, The Narragansett Electric Company and USGen Acquisition Corporation, dated as of August 5, 1997 ("the Agreement").

     WHEREAS, Employee is willing to change the terms of his employment relationship with the Company and remain an employee of the Company as set forth below.

     NOW THEREFORE, in consideration of the mutual rights and obligations of the parties, the parties hereby agree as follows:

1.0  Term

     1.1 Subject to the provisions of this Employment Agreement, the Company agrees to employ Employee and Employee agrees to remain in the Company's employ, at the Company's sole option, until the earlier of February 5, 1999 or the Closing Date of the sale of the Company's generation assets to USGen as set forth in Section 4.1 of the Agreement; provided, however, if (1) the Agreement is terminated pursuant to Section 11.1 of the Agreement prior to the Closing Date and the Company has given Employee notice under Section 3.1 below that it will not require Employee to remain with the Company after August 7, 1998 (Notification Letter) or (2) the Company gives Employee a Notification Letter, Employee shall be free to terminate his employment or this Employment Agreement, except for the obligations set forth in Articles 3.0, 5.0 and 10.0 below, after the earlier of the Termination Date set forth in Section 11.1 of the Agreement or August 7, 1998.

2.0  Duties

   2.1 Employee shall diligently and conscientiously perform those duties customarily rendered by a Vice President and Director of Environmental and Safety and shall conduct his business in the usual, regular and ordinary course consistent with good industry practice.

3.0  Compensation and Benefits

   3.1 In exchange for entering into this Employment Agreement, the Company shall pay Employee 4-1/2 months base pay (non-pensionable) in a lump sum payment of Forty Seven Thousand Three Hundred Forty Five dollars ($47,345.00) taxes withheld, eight to ten days following execution of this Employment Agreement. On August 7, 1998, the Company shall pay Employee an additional 4-1/2 months base pay based upon Employee's 1998 salary rate (non- pensionable) in a lump sum payment taxes withheld, if and only if, the Company desires to have Employee remain in its employ until the earlier of February 5, 1999 or the Closing Date. If the Company is not going to require Employee to remain in its employ until the earlier of February 5, 1999 or the Closing Date, the Company shall send Employee a Notification Letter by July 6, 1998 and Employee shall be free to terminate his employment or this Employment Agreement, except for the obligations set forth in Articles 5.0 and 10.0 below anytime after August 7, 1998. If Employee has accepted a position with USGen effective upon closing prior to July 6, 1998, the Company will not factor such information
into its decision.   Notwithstanding the foregoing, if the Company terminates

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Employee's employment pursuant to Section 4.1(1), Employee shall be required to repay the Company the amount of said lump sum payment, which Employee agrees, the Company may, at its option, offset from Employee's final paychecks or any other amount owing Employee.

   3.2 Notwithstanding any other provision of this Employment Agreement, in the event that any payment or benefit or portion thereof including any Special Severance Plan Payments (Total Payment) received or to be received by Employee in connection with a Change in Control as used in Section 280G of the Internal Revenue Code or the termination of Employee's employment (whether pursuant to the terms of this Employment Agreement or any other plan, arrangement or agreement with the Company) is subject, in whole or part to the Excise Tax under Section 280G of the Internal Revenue Code, then the Company shall reduce the Total Payment to the extent necessary so that no portion of the Total Payment is subject to the excise tax.

   3.3 During the term of this Employment Agreement, the Company shall continue to compensate Employee according to the compensation plans and policies in effect for employees in ICP IC, in accordance with the Company's payroll practices for salaried employees.

   3.4 Employee shall continue to be entitled to participate in employee benefit programs made available to employees in effect during the term of this Employment Agreement in accordance with the terms and conditions of said programs.

   3.5 Employee shall continue to be eligible for the Special Severance Plan made available to employees in ICP IC, in accordance with the qualifications for and terms and conditions of said Special Severance Plan.

   3.6 Except for claims to enforce this Employment Agreement, in consideration of the payments provided under this Employment Agreement, Employee on behalf of himself and his heirs and assigns fully and voluntarily forever releases, waives and discharges the Company, including all past, present and future subsidiaries, parents, affiliated companies and assigns and all past, present, and future fiduciaries trustees, directors, officers, agents and employees of any such companies from all claims, demands, causes of action, suits and liabilities of any kind and nature, known or unknown, asserted or unasserted up to the date of the signing of this Employment Agreement pertaining to any and all such claims arising out of or related to this Employment Agreement.

4.0  Termination of Employment

   4.1 During the term of this Employment Agreement, the Company may only terminate this Employment Agreement as set forth in Section 1.1 above or for cause. For purposes of this Employment Agreement, cause shall mean (1) a willful breach of duty or misconduct by Employee or (2) death of Employee.

   4.2 During the term of this Employment Agreement, Employee may not terminate this Employment Agreement for any reasons other than as set forth in
Section 1.1 above or due to death of Employee.

   4.3 Except as defined in compensation plans, benefits or policies to which Employee is otherwise entitled outside of this Employment Agreement, if Employee dies during the term of this Employment Agreement, the Company shall only be responsible for paying to the estate of Employee the compensation, including any bonuses due Employee, which would otherwise be payable to Employee up to the end of the month in which Employee's death occurs.

5.0  Standards of Conduct


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   5.1 Employee agrees to abide by the most recent version in effect of the
Standards of Conduct for NEES Companies signed by Employee.

   5.2 Employee recognizes and agrees that Employee's obligations under
Section 5.1 herein are ongoing obligations which shall survive the expiration and/or termination of this Employment Agreement.

6.0  Assignment

   6.1 The Company shall have the right to assign this Employment Agreement to an affiliate, and all covenants and agreements hereunder shall inure to the benefit of and shall be binding upon said assigns.

   6.2 Employee's obligations under this Employment Agreement shall be binding upon Employee's heirs, executors, administrators and legal representatives.

7.0  Legal Remedies

   7.1 Departure of Employee in breach of this Employment Agreement would be greatly detrimental to the Company, would be in violation of Article 1.0 and would cause the Company irreparable harm. Therefore, the parties agree, that the Company may pursue any legal remedies available to it for any breach or threatened breach by Employee, including without limitation, money damages.

8.0  Waiver and Election of Remedies

   8.1 Waiver by the Company of any term, condition or provision of this Employment Agreement shall not be considered a waiver of that term, condition or provision in the future. Any waiver by the Company of the rights listed in this Employment Agreement shall be in writing and signed by a Company officer in order to be binding.

9.0  Severability

   9.1 In the event that any portion or part of this Employment Agreement is deemed invalid, against public policy, void or otherwise unenforceable by a court of law, the parties shall negotiate an equitable adjustment in the affected provision of this Employment Agreement; however, the validity and enforceability of the remaining portions hereof shall otherwise be fully enforceable.

10.0   Confidentiality

   10.1 Employee agrees, whether during the term of this Employment Agreement or after, that he will keep the fact, terms, and amount of this Employment Agreement completely confidential unless the fact (and only the fact) that this Employment Agreement exists is waived in writing by the President of the Company or unless such disclosure is required in a legal proceeding to enforce its terms, as a defense to any claim or as otherwise required by law. Notwithstanding the foregoing, Employee may disclose the terms of this Employment Agreement to his financial and/or tax advisor, attorney and family; provided said individuals agree to keep the terms of this Employment Agreement confidential.

   10.2 The Company agrees to handle this Employment Agreement in a confidential manner. It will not disclose the terms or amount of this Employment Agreement to anyone outside of the Company except to those at USGen, or others who need to know to develop or effectuate this Employment Agreement or except in a legal proceeding to enforce its terms, as a defense to any claim or as otherwise required by law. In addition, the Company will not disclose the terms or amount of this Employment Agreement to anyone inside the Company except on a need to know basis.

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11.0   Captions and Paragraph Headings

   11.1 The captions and paragraph headings used in this Employment Agreement are for convenience only and are not to be construed as a part of this Employment Agreement.

12.0   Applicable Law

   12.1 This Employment Agreement shall be construed under the laws of the Commonwealth of Massachusetts. Employee agrees to submit to the personal jurisdiction of the Massachusetts courts in respect to any matter or dispute arising out of this Employment Agreement.

13.0 Notice

   Any notice required or permitted to be given under this Employment Agreement shall be sufficient if in writing, and if sent by registered mail, return receipt requested, postage prepaid, addressed as set forth below or to such other address as either party may specify to the other party, in writing, from time to time:

   The Company:                                                       Employee:

   New England Power Company       Andrew H. Aitken
   25 Research Drive               _______________________
   Westborough, MA 01582           _______________________
   Attn:  Lawrence E. Bailey

14.0 Entire Agreement

   14.1 This Employment Agreement constitutes the entire agreement between Company and Employee with respect to the subject matter hereof and all previous representations or agreements, whether written or oral are hereby annulled and superseded. No change, modification or alteration of any of the provisions of this Employment Agreement shall be binding unless such change, modification or alteration shall have been approved in writing by a Company officer.

   Employee acknowledges that he has read this Employment Agreement, understands it and is bound by its terms and conditions. Employee further acknowledges that he has voluntarily executed this Employment Agreement in accordance with the terms and conditions set forth herein.

   IN WITNESS WHEREOF, each party hereto has caused this Employment
Agreement to be executed by its duly authorized representatives on the day and year set forth below.

s/Andrew H. Aitken                 s/Lawrence E. Bailey

Employee                                                              Company


Date: December 9, 1997